Exhibit (a)(5)(i)

Scientific Games Announces Results of Tender Offer for its 0.75% Convertible Senior Subordinated Debentures Due 2024

NEW YORK, December 15, 2009—Scientific Games Corporation (NASDAQ: SGMS) (the “Company”) announced today the expiration and final results of the previously announced tender offer for any and all of its outstanding 0.75% Convertible Senior Subordinated Debentures due 2024 (the “Debentures”) (CUSIP Nos. 80874PAD1 and 80874PAC3). The tender offer expired at 12:00 midnight, New York City time, at the end of December 14, 2009 (the “Expiration Date”).

As of the Expiration Date, based on final information provided to the Company by Global Bondholder Services Corporation, the information agent for the tender offer, $89,248,000 aggregate principal amount of the Debentures, representing 89.98% of the aggregate principal amount of the outstanding Debentures, had been validly tendered in the tender offer. All Debentures validly tendered and not validly withdrawn in the tender offer have been accepted for payment by the Company. The Company expects that payment for the Debentures purchased pursuant to the tender offer will be made in same day funds on December 17, 2009.

Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to Global Bondholder Services Corporation, the information agent, which can be contacted at (212) 430-3774 (for banks and brokers only) or (866) 488-1500 (for all others toll-free).

This press release is for informational purposes only and shall not constitute an offer to purchase nor a solicitation for acceptance of the tender offer described above.  The tender offer was made only pursuant to the Offer to Purchase and the related Letter of Transmittal that the Company has previously filed with the SEC as exhibits to its Schedule TO on November 16, 2009. The tender offer was not made to holders of Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Scientific Games

Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. The Company’s customers are in the United States and more than 50 other countries. For more information about the Company, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-2233

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements”.  Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in our markets; recent changes to certain contracts; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness of future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; ability to enhance and develop successful gaming concepts; influence of certain stockholders; dependence on suppliers and manufacturers; liability for product defects; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility.  Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is set forth from time to time in our filings with the SEC, including our most recent Quarterly Report on Form 10-Q. Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.